Exhibit 8.1

SIDLEY AUSTIN LLP
787 SEVENTH AVENUE
NEW YORK, NY 10019
+1 212 839 5300
+1 212 839 5599 FAX
AMERICA • ASIA PACIFIC • EUROPE

February 1, 2019

Jefferies Group LLC

520 Madison Avenue

New York, NY 10022

Jefferies Group Capital Finance Inc.

520 Madison Avenue

New York, NY 10022

Ladies and Gentlemen:

As United States tax counsel to Jefferies Group LLC (the “Company”) and Jefferies Group Capital Finance Inc. (the “Co-Issuer,” and, together with the Company, the “Issuers”) in connection with the registration statement (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) to register under the Securities Act of 1933 Debt Securities, Warrants, Purchase Contracts and Units issued by the Company, either separately or together with the Co-Issuer, we hereby confirm to you that the discussion set forth under the heading “Material United States Federal Income Tax Consequences” in the prospectus forming a part of the Registration Statement is our opinion, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. If a prospectus supplement or pricing supplement relating to the offer and sale of any particular security referenced above is prepared and filed by the Issuers with the Commission on a future date and such prospectus supplement or pricing supplement contains our opinion and a reference to us, this consent shall apply to our opinion and the reference to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.